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                                                                    Exhibit 99.1


Five Henderson Drive,                                         [GRAPHIC OMITTED]
West Caldwell, NJ  07006
(973)-882-7000
www.vestcomintl.com
NASDAQ:VESC

NEWS ANNOUNCEMENT
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FOR MORE INFORMATION, CONTACT

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
Vestcom International, Inc.                                   Joseph N. Jaffoni, Robert L. Rinderman
Michael D. Helfand, Executive VP/Chief Financial Officer      Jaffoni & Collins
973.882.8440 (Ext 3780)                                       212.835.8500
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                           VESTCOM INTERNATIONAL, INC.

                 ADOPTS SHAREHOLDER PROTECTION RIGHTS AGREEMENT

                              AND BY-LAW AMENDMENTS

                  West Caldwell, NJ, December 16, 1999 -- The Board of Directors of Vestcom International, Inc. (NASDAQ: VESC) today adopted a Shareholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of Vestcom Common Stock. The record date for the dividend will be December 28, 1999.

                  The Rights Agreement was adopted to assure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, squeeze-outs, open market accumulation and other actions intended to gain control of the Company without paying all shareholders a fair price.

                  Until the earlier of the date on which it is announced that a person or group has acquired 10% or more of Vestcom's Common Stock (an "Acquiring Person") or the tenth business day after a person commences a tender offer that will result in such person or group owning 10% or more of Vestcom's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $27.

                  Upon announcement that any person or group has become an Acquiring Person, each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Vestcom Common Stock (or Participating Preferred Stock) having a market value equal to twice the exercise price. Under certain circumstances, the Rights will entitle shareholders (other than the Acquiring Person) to purchase shares in an acquiring company at a similar discount. If any person or group acquires between 10% and 50% of Vestcom's Common Stock, Vestcom's Board of Directors may, at its option, require each Right to be exchanged for one share of Vestcom Common Stock (or one one-hundredth of a share of Participating Preferred Stock). This exchange feature would not apply to Rights held by an Acquiring Person.


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                  In general, the Rights may be redeemed by the Board of
Directors for $0.01 per Right at any time before the Rights become exercisable. The Rights will expire on December 28, 2009, unless redeemed, exchanged or amended by the Board of Directors.

                  Chairman and Chief Executive Officer Joel Cartun of Vestcom stated that "The Rights are intended to enable all shareholders to realize the long-term value of their investment in our Company. They will not prevent an appropriate transaction that is in the best interests of shareholders, but should encourage anyone seeking to acquire Vestcom to negotiate with the Board prior to attempting a takeover."

                  Brendan Keating, the President and Chief Operating Officer of Vestcom added: "The Rights Agreement does not in any way adversely affect Vestcom's financial strength or interfere with its business plans. The issuance of the Rights will not affect reported earnings per share, is not taxable to Vestcom or its shareholders and will not change the way in which Vestcom shares are traded."

                  A letter to stockholders regarding the Rights Agreement and a summary of certain terms of the Rights Agreement will be mailed to shareholders promptly after the record date.

                  The Board of Directors of Vestcom has also adopted certain amendments to Vestcom's By-laws. The By-laws have been amended to provide that special meetings of Vestcom shareholders may only be called by the Chairman of the Board, the President or by a majority of the Board of Directors. In addition, concurrent with the adoption of the Rights Agreement, the Board amended the By-laws to establish (a) advance notification requirements applicable to shareholder proposals and director nominations to be made at annual and special meetings of shareholders and (b) specific procedures regarding consent solicitations by shareholders.

                  Vestcom International, Inc., is a leading provider of solutions for the creation, management and distribution of business critical documents, including (i) statements, invoices and confirms; (ii) product pricing and usage information; and (iii) sales generation and product fulfillment materials. Vestcom employs over 1,000 individuals and serves customers in over 30 production facilities throughout the US and Canada. More information about Vestcom and its services can be found on the World Wide Web at www.vestcomintl.com.


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